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                                                                      Exhibit 18

            SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED

                             AMENDED AND RESTATED
                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

     Security Capital Real Estate Mutual Funds Incorporated ("Fund") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, on behalf of its operating series, Security Capital U.S. Real Estate Shares ("SC-US") and Security Capital European Real Estate Shares ("SC-EUROPEAN") (each, a "Series").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
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     1.   Class R Shares.  Class R shares of each Series are sold to the general public without an initial or a deferred sales charge.

     Class R shares of each Series are subject to a distribution fee and service fee equal, in the aggregate, to .25 of 1% on an annual basis of the average daily net assets of the Class R shares of the respective Series paid pursuant to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Class R shares of each Series are available for purchase only by investors whose minimum initial investment is $2,500 in the Series. Subsequent investments must be at least $250.

     For individual retirement account and employee benefit plans qualified under Section 401, 403(b)(7) or 47 of the Internal Revenue Code of 1986, as amended, as well as UGMA or UTMA accounts, the minimum initial investment is $1,000 and subsequent investments must be at least $250.

     For investors using the Automatic Investment Plan (described in the prospectus for the Class R shares of each Series), the minimum initial investment is $250 and subsequent investments must be at least $250.

     The investment minimums for a Series may be changed or waived by the Series at any time. Existing shareholders will be given at least 30 days notice of any increase in the minimum dollar amount of subsequent investments.

     2. Class I Shares. Class I shares of each Series are sold to the general public without an initial or a deferred sales charge.

     Class I shares of each Series are subject to a distribution fee and service fee equal, in the aggregate, to .25 of 1% on an annual basis of the average daily net assets of the Class I shares of the Fund paid pursuant to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act.
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     Class I shares of a Series are available for purchase only by investors whose minimum initial investment in the Series is $250,000. Subsequent investments must be at least $20,000.

     The Fund reserves the right to waive or modify minimum initial and subsequent investment requirements in connection with purchases of Class I shares of a Series, including for accounts established on behalf of the following types of retirement plans: (i) plans qualified under Section 401(k) of the Code; (ii) plans described in Section 403(b) of the Code; (iii) deferred compensation plans described in Section 457 of the Code; (iv) simplified employee pension (SEP) plans; and (v) salary reduction simplified employee pension (SARSEP) plans.


B.   EXPENSE ALLOCATIONS OF EACH CLASS:
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     Certain expenses may be attributable to a particular Class of shares.
Income, realized gains and losses, unrealized appreciation and depreciation and certain expenses not allocated to a particular Class shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Fund.

     Each Class may pay a different amount of the following expenses:

     (1)  administration and transfer agency fees;
     (2) fees of directors who are not affiliated with the Fund's investment adviser;
     (3)  legal and auditing expenses;
     (4) printing and postage fees that are related to preparing and distributing the Fund's prospectus, proxy statements and shareholder reports;
     (5)  costs of maintaining the Fund's existence;
     (6)  interest charges and taxes;
     (7)  costs of stationery and supplies;
     (8) expenses and fees related to registration and filing with federal and sate regulatory authorities; and
     (9)  costs of personnel rendering clerical accounting and other services.


C.   CONVERSION FEATURE:
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     Class I shares of a Series may be converted to Class R shares of that
Series, at the election of a shareholder, in the event applicable minimum account balance requirements are not satisfied, as disclosed in the Series' then current prospectus for Class I shares. No other conversions are permissible.

     This conversion feature may be modified or terminated by the Fund.
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D.   EXCHANGE FEATURE:
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     Shares of each Class of a Series may be exchanged for shares of the corresponding Class of any other Series of the Fund.

     All exchanges hereunder shall be effected on the basis of the relative net asset values of the Classes without the imposition of any sales load, fee or other charge.

     An investor may not exchange shares hereunder more than four times in any twelve-month period, including the initial exchange.

     This exchange feature may be modified or terminated by the Fund.


E.   CLASS DESIGNATION:
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     Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.


F.   ADDITIONAL INFORMATION:
     -----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for each Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Class contained in this Plan. The prospectus for each Class contains additional information about the Classes and each Series' multiple class structure.


G.   DATE OF EFFECTIVENESS:
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     This Multiple Class Plan shall become effective immediately upon the approval of a majority of the Board of Directors and by vote of a majority of those Directors of the Fund who are not interested persons of the Fund.



                         By Action of the Board of Directors
                         March 1, 1999